Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Microvast Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)

	Equity	Preferred Stock, par value $0.0001 per share(1)

	Equity	Common Stock, par value $0.0001 per share(1)	Other (2)	5,500,000(3)	$2.1500(2)	$11,825,000	$0.00015310	$1,810.41
	Other	Warrants(1)
	Other	Units (1)

	Unallocated (Universal) Shelf	—	Rule 457(o)	(4)	(5)	$250,000,000	$0.00015310	$38,275

Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$261,825,000	$0.00015310	$40,085.41
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$40,085.41

(1)					Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.
(2)					Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee, based on the average of the high ($2.3000) and low ($2.0000) prices of the Registrant’s (defined below) common shares, as reported on The Nasdaq Stock Market LLC on January 17, 2025, a date within five business days prior to the initial filing of this registration statement on January 24, 2025.
(3)					Microvast Holdings, Inc. (the “Registrant”) is hereby registering for resale from time to time by the selling stockholder named herein of up to 5,500,000 shares of its common stock issuable upon exercise of certain warrants, issued to the selling stockholder pursuant to a loan and security agreement dated May 28, 2024. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.
(4)					The Registrant is registering hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock or preferred stock and such units composed of any combination of common stock, preferred stock or warrants, to be sold by the Registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $250,000,000. The securities registered for sale also include such indeterminate number of shares of common stock that may be issued upon conversion of preferred stock and such indeterminate number of shares of common stock and preferred stock that may be issued upon exercise of warrants, sale of units or pursuant to antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(5)

The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.